As filed with the Securities and Exchange Commission on September 20, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELL COMPUTER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-2487834 (I.R.S. Employer Identification No.)

807 Las Cimas Parkway
Austin, Texas 78746
(Address of principal executive offices, including zip code)

DELL COMPUTER CORPORATION
DEFERRED COMPENSATION PLAN
(Full title of the Plan)

Thomas B. Green
Senior Vice President, Law and Administration
Dell Computer Corporation
807 Las Cimas Parkway
Austin, Texas 78746
(512) 338-4400
(Name, address and telephone number, including
area code, of agent for service)
Copies to: Thomas H. Welch, Jr. Vice President — Legal Dell Computer Corporation 807 Las Cimas Parkway Austin, Texas 78746

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share (1)	price	registration fee

Common Stock	500,000 shares (2)	$18.50	$9,250,000	$2,442

(1)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the Common Stock reported on the Nasdaq Stock Market on September 19, 2001.

(2)	Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the antidilution provisions of the Dell Computer Corporation Deferred Compensation Plan.

      In addition, pursuant to Rule 416(c) under the Securities act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

      The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Dell Computer Corporation (Commission File No. 0-17017), a Delaware corporation (the “Company”), or by the Dell Computer Corporation Deferred Compensation Plan (Commission File No.       ) (the “Plan”), are incorporated herein by reference and made a part hereof:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2001;

(b)	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2001;

(c)	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 2001;

(d)	The description of the Common Stock contained in the Registration Statement on Form 8-A dated June 20, 1988, including any amendment or report filed to update such description; and

(e)	The Plan's Annual Report Form 11-K for the year ended December 31, 2000.

      All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. Description of Securities.

      Not applicable.

ITEM 5. Interests of Named Experts And Counsel.

      None.

ITEM 6. Indemnification of Directors and Officers.

      Article Tenth of the Restated Certificate of Incorporation of the Company provides that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), indemnify its officers and directors and may, to the fullest extent permitted by Delaware law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify certain other persons. Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate.

The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

      The preceding discussion of the Company’s Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is qualified by the Certificate of Incorporation and Section 145 of the DGCL.

ITEM 7. Exemption From Registration Claimed.

      Not applicable.

ITEM 8. Exhibits.

      Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4	Rights Agreement, dated as of November 29, 1995 (incorporated by reference to Exhibit 4 to the Company’s Report on Form 8-K dated November 29, 1995 and filed on November 30, 1995).

23*	Consent of Independent Accountants.

24*	Power of Attorney (set forth on signature page).

99.1*	Amended and Restated Dell Computer Corporation Deferred Compensation Plan, effective January 1, 2001.

99.2*	Trust Agreement between Dell Computer Corporation and The Chase Manhattan Bank, N.A, effective March 31, 1997.

*	Filed herewith.

ITEM 9. Undertakings

The Company hereby undertakes:

      (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company or the Plan pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4)   That, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 20th day of September 2001.

DELL COMPUTER CORPORATION

Date: September 20, 2001	By:	/s/ MICHAEL S. DELL Michael S. Dell, Chairman of the Board and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates and each person whose signature appears below hereby authorizes and appoints each of Michael S. Dell and Thomas B. Green as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below all amendments and post-effective amendments to this registration statement as that attorney-in-fact may deem necessary or appropriate.

Name	Title	Date

/s/ MICHAEL S. DELL Michael S. Dell	Chairman of the Board and Chief Executive Officer (principal executive officer)	September 20, 2001

/s/ DONALD J. CARTY Donald J. Carty	Director	September 20, 2001

/s/ WILLIAM H. GRAY III William H. Gray III	Director	September 20, 2001

/s/ MICHAEL H. JORDAN Michael H. Jordan	Director	September 20, 2001

/s/ JUDY C. LEWENT Judy C. Lewent	Director	September 20, 2001

/s/ THOMAS W. LUCE III Thomas W. Luce III	Director	September 20, 2001

/s/ KLAUS S. LUFT Klaus S. Luft	Director	September 20, 2001

/s/ ALEX J. MANDL Alex J. Mandl	Director	September 20, 2001

/s/ MICHAEL A. MILES Michael A. Miles	Director	September 20, 2001

/s/ SAMUEL A. NUNN, JR. Samuel A. Nunn, Jr.	Director	September 20, 2001

/s/ MORTON L. TOPFER Morton L. Topfer	Director	September 20, 2001

/s/ JAMES M. SCHNEIDER James M. Schneider	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	September 20, 2001

The Plan.   Pursuant to the requirements of the Securities Act of 1933, the Dell Computer Corporation Deferred Compensation Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 20th day of September, 2001.

DELL COMPUTER CORPORATION DEFERRED COMPENSATION PLAN

By:	Benefits Administration Committee of the Dell Computer Corporation Deferred Compensation Plan

	By:	/s/ THOMAS B. GREEN Thomas B. Green Chairman of Benefits Administration Committee

EXHIBIT INDEX

Exhibit Number	Description

4	Rights Agreement, dated as of November 29, 1995 (incorporated by reference to Exhibit 4 to the Company’s Report on Form 8-K dated November 29, 1995 and filed on November 30, 1995).

23*	Consent of Independent Accountants.

24*	Power of Attorney (set forth on signature page).

99.1*	Amended and Restated Dell Computer Corporation Deferred Compensation Plan, effective January 1, 2001.

99.2*	Trust Agreement between Dell Computer Corporation and The Chase Manhattan Bank, N.A., effective March 31, 1997.

*	Filed herewith.